                                  EXHIBIT 10.13
                FIRST AMENDMENT TO THE CONNECTICUT WATER COMPANY
                EMPLOYEES' RETIREMENT PLAN, ADOPTED MARCH 2, 1998

                         Effective as of January 1, 1998

         Article VIII of the Connecticut Water Company Employees' Retirement Plan (the "Plan") is hereby amended to read in its entirety as follows:

                                  "ARTICLE VIII
                                   DISABILITY

8.1 Eligibility and Disability Determination. If a medical examiner selected by the Employer certifies that an Employee who has completed 5 years of Credited Service is mentally or physically disabled for further performance of duty and that such disability is likely to be permanent, such that the Employee is considered eligible for full disability benefits under the provisions of the Social Security Act, this Employee shall be eligible for the monthly benefit described below.

8.2 Disability Benefit. The monthly income of an Employee who becomes eligible for a monthly benefit in accordance with Section 8.1 shall equal the Basic Retirement Income as determined in Section 4.2 based on his Average Earnings and his Credited Service as of his Termination Date reduced by the Early Retirement Percentage Factor from Subsection 5.2(b) applicable to the number of complete years by which the commencement of payment of his Retirement Income precedes his attainment of age 65, with a Percentage Factor of .72 if the commencement of payment of his Retirement Income precedes his attainment of age 65 by more than 9 complete years. Notwithstanding the foregoing to the contrary, effective January 1, 1998, the monthly income of an Employee who becomes eligible for a monthly benefit in accordance with Section 8.1, and with respect to whom the sum of his age and Credited Service as of his Termination Date is equal to or greater than 80, shall equal his Basic Retirement Income as determined in Section 4.2 based on his Average Earnings and his Credited Service as of his Termination Date unreduced for commencement prior to his attainment of age 65.

8.3 Form and Commencement of Payments. An Employee who becomes eligible for a monthly benefit in accordance with Section 8.1 may elect to receive such benefit commencing on the first day of any month following his Termination Date; provided, however, that no payments shall be made under this Article VIII while the Employee is receiving disability benefits from the Employer's long-term disability plan. Such benefit shall be paid in the form provided in Section 4.3.

8.4 Reemployment. If a former Employee is reemployed by the Employer after commencing to receive benefits under this Article VIII, payment of the Employee's benefits will be suspended and benefits will continue to accrue under this Plan as described in Article IV when all of the following have occurred:


         (a)      The Employee has been rehired by the Employer;

         (b) The Employee is credited with 40 or more Hours of Service in a month; and

         (c)      The Employee has elected to resume participation in the Plan.

Benefit payments suspended as provided above will recommence as of the Employee's subsequent retirement and will be determined as provided in Article
IV. The Employee's accrued benefit, however, will be offset by the Actuarial Equivalent of any amount of the Employee's prior accrued benefit previously distributed to him. An Employee whose benefits are suspended as provided above shall receive the notification required by applicable law and regulations on the suspension of benefits.